Exhibit 10.2

KEEPWELL AGREEMENT

THIS KEEPWELL AGREEMENT (this “Agreement”) dated as of this September 29, 2006 is being entered into by Laboratoire Francais du Fractionnement et des Biotechnologies, a French société anonyme, having offices at 3, avenue des Tropiques, Les Ulis, 91958 Courtaboeuf, France (“LFB SA”) for the benefit of GTC Biotherapeutics, Inc., a Massachusetts corporation, having offices at 175 Crossing Boulevard, Framingham, Massachusetts 01702, USA (“GTC”).

RECITALS

A.	LFB SA owns one hundred percent (100%) of the equity interests in LFB Biotechnologies, a French société par actions simplifiée unipersonnelle (“LFB Biotech”).

B.	Concurrently with the execution of this Agreement, LFB SA has caused LFB Biotech to enter into (i) a Joint Development and Commercialization Agreement with GTC pursuant to which GTC and LFB Biotech will collaborate to develop and commercialize certain transgenic therapeutic products (the “Development Agreement”) and (ii) a Stock and Note Purchase Agreement with GTC pursuant to which LFB Biotech shall make an investment of up to an aggregate of $25 million in GTC preferred and common stock and a convertible note of GTC (collectively with the Development Agreement, the “Agreements”).

C.	LFB SA expects to derive significant financial and commercial benefits from the Agreements and the transactions contemplated thereby.

D.	As a material inducement to GTC to enter into the Agreements, LFB SA has agreed to execute this Agreement to provide sufficient funding to LFB Biotech and to cause the performance, and to guarantee the full and timely satisfaction, of each and every obligation of LFB Biotech under the Agreements and certain obligations of affiliates of LFB Biotech under this Agreement;

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to GTC to enter into the Agreements, LFB SA hereby covenants and agrees as follows for the benefit of GTC:

1.	Performance of Obligations

LFB SA shall cause (a) LFB Biotech to perform, comply with, pay, satisfy and discharge each of LFB Biotech’s obligations and liabilities under the Agreements (collectively, the “LFB Obligations”) and (b) each LFB Affiliate to comply with the obligations under the Development Agreement that are contemplated by the terms thereof to apply to the LFB Affiliates (collectively, the “Affiliate Obligations”). In the event that LFB Biotech or any LFB Affiliate fails to perform, comply with, pay, satisfy or discharge any one or more of the LFB Obligations or the Affiliate Obligations, respectively, as and when any of the same become due in accordance with the respective terms of either of the

Agreements, then LFB SA fully, irrevocably and unconditionally guarantees and promises to cause each of such LFB Obligations and Affiliate Obligations to be paid, performed, complied with, satisfied or discharged, regardless of any law, regulation or order relating to bankruptcy, reorganization, receivership, creditors’ rights, insolvency, debtor’s relief proceedings, or similar matters (collectively, “Creditor Rights Rules”) now or hereafter in effect in any jurisdiction affecting any of such terms or rights of GTC as against LFB Biotech. LFB SA agrees that LFB SA will be liable for any and all GTC damages and losses caused (a) by LFB Biotech’s failure to perform and comply with its obligations under the Agreements to the full extent that LFB Biotech would be so liable, but without regard to any reduction in such LFB SA liability as a result of the application of any Creditor Rights Rule or (b) by any LFB Affiliate’s failure to perform or comply with the Affiliate Obligations, but without regard to any reduction in such LFB SA liability due to the fact that the LFB Affiliate is not a signatory to the agreement setting forth the Affiliate Obligation or due to the application of any Creditor Rights Rule. GTC will provide LFB SA written notice of any such failure within a reasonable period of notice thereof to GTC and, in the case of any written demand by GTC of LFB Biotech under any of the Agreements, it shall concurrently provide LFB SA written notice thereof . Any amount paid by LFB SA under this Agreement shall be applied as a credit against any amounts due under any of the LFB Obligations of LFB Biotech to make payment in such amount or offset any damages in such amount resulting from the failure of performance of such LFB Obligation which GTC otherwise could have recovered from LFB Biotech under the Agreements, but it shall not operate to relieve LFB Biotech of any continuing obligation to render performance under the LFB Obligations or with respect to any Affiliate Obligation.

As used herein, “Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with LFB Biotech, and “LFB Affiliate” means any Person that is directly or indirectly controlled by LFB SA, in each case whether existing now or at any time until the LFB Obligations and Affiliate Obligations have been fully performed or otherwise discharged. For purposes hereof: “control”, “controls”, or “controlled by” means ownership directly or through one or more Affiliates, of more than fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to direct the management or policies of a corporation or other entity; and “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, or other business entity, or any government, or any agency or political subdivision thereof. LFB SA acknowledges that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

2.	Funding of LFB Biotech

LFB SA agrees to (i) maintain a direct or indirect ownership of legal title to and beneficial interest in at least a majority of the outstanding shares of capital stock with the right to elect directors of LFB Biotech and any other subsidiary of LFB SA that, by the terms of the Development Agreement, is contemplated to have any obligations thereunder apply to such subsidiary ; and (ii) make available to or arrange for LFB Biotech to have sufficient funds to enable it to punctually meet its obligations, including without limitation its obligations under the Agreements, as and when they come due.

3.	LFB SA’s Obligations Unconditional

Subject to compliance with Section 9 below, separate action or actions may be brought or prosecuted against LFB SA under this Agreement regardless of whether action is brought against LFB Biotech or whether LFB Biotech is joined in any such action or actions. LFB SA agrees that this Agreement provides a guarantee of performance and of payment and not of collection and that its obligations hereunder shall be unconditional, absolute and irrevocable, subject only to any rights, remedies and defenses that LFB Biotech may have pursuant to or under the Agreements, including without limitation with respect to any Affiliate Obligation. Without limiting the generality of the foregoing, LFB SA shall not be released, discharged, or otherwise affected by any change in the corporate existence, structure or ownership of LFB Biotech, or by any bankruptcy, insolvency or reorganization of LFB Biotech as discussed in Section 6 below.

4.	Discharge Only Upon Satisfaction In Full

LFB SA’s obligations hereunder shall remain in full force and effect until all LFB Obligations have been satisfied in full.

5.	Waivers; Subordination

LFB SA waives, to the fullest extent permitted by applicable law, each of the following:

a) except as otherwise provided in Section 9 below, the right to require GTC to proceed against LFB Biotech or to pursue any other remedy whatsoever;

b) the right to have the property of LFB Biotech first applied to the discharge of any LFB Obligations;

c) any defense arising by reason of any disability (whether legal or otherwise) of LFB Biotech, or by reason of the discharge, limitation and/or cessation of LFB Biotech’s responsibility for the LFB Obligations to the extent that such defense results from the application of any Creditor Rights Rule or Rules;

d) all rights and benefits under applicable law purporting to reduce a surety’s or guarantor’s obligations in proportion to the principal obligation;

e) any defense based on or arising under applicable bankruptcy laws;

f) until all LFB Obligations have been satisfied in full, any right of subrogation to, or right to enforce, any remedy which GTC has or may have against LFB Biotech in respect of the LFB Obligations, and any right of indemnification or recovery that LFB SA may have against LFB Biotech as a result of LFB SA’s position as a surety and guarantor whether or not pursuant to an agreement with LFB Biotech; and

g) all presentments, demand for performance, notices of non performance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement.

6.	Bankruptcy No Discharge

Notwithstanding anything to the contrary contained herein, this Agreement shall continue to be effective if at any time payment or other satisfaction of any part or all of the LFB Obligations is rescinded, or must otherwise be restored or returned by GTC, based upon the insolvency, bankruptcy or reorganization of LFB Biotech or other similar proceeding, all as though such payment had not been made. Notwithstanding any modification, discharge or extension of any LFB Obligation, or any amendment, modification, stay or cure of GTC’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning LFB Biotech, whether permanent or temporary, and whether assented to by GTC, LFB SA hereby agrees that LFB SA shall be obligated hereunder to pay and satisfy the LFB Obligations and discharge LFB SA’s other obligations hereunder in accordance with the terms hereof. As of the date hereof, LFB SA specifically understands and acknowledges that by virtue of this Agreement, LFB SA has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to LFB Biotech.

7.	Indemnity

Notwithstanding anything contained in this Agreement, the Agreements or any other document, should any one or more of the LFB Obligations or Affiliate Obligations not be enforceable against LFB SA by reason of any fact or circumstance whatsoever, other than by reason of any rights, remedies and defenses (exclusive of Creditor Rights Rules) that LFB Biotech may have pursuant to the Agreements, including without limitation with respect to any Affiliate Obligation, then LFB SA, as a separate and additional liability under this Agreement, shall indemnify and hold harmless GTC in respect of any and all losses claims, damages, losses, liabilities, cost and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions suffered or incurred by GTC) directly or indirectly as a result of any failure by LFB Biotech or any LFB Affiliate to perform or comply with such LFB Obligations or Affiliate Obligations, respectively.

8.	Covenants, Representations and Warranties

LFB SA makes the following representations and warranties, which shall survive the execution and delivery of this Agreement, and agrees that the following shall be continuing covenants so long as any LFB Obligations or Affiliate Obligations remain unsatisfied and that they relate to the facts as they exist on the date hereof until the LFB Obligations and Affiliate Obligations are satisfied in full:

a) LFB SA has the full right, power and authority to enter into and perform this Agreement, all necessary action, whether corporate or otherwise, has been taken by LFB SA to authorize LFB SA’s execution of this Agreement and to engage in the transactions evidenced hereby, and this Agreement is binding upon and enforceable against LFB SA in accordance with its terms;

b) the execution and delivery of this Agreement is not, and the performance hereof will not be, in contravention of, or in conflict with, (i) any agreement, indenture or undertaking to which LFB SA is a party or by which LFB SA or any of LFB SA’s property is, or may be bound or affected, or (ii) any, writ, injunction, decree or demand of any court or other governmental authority;

c) there is no litigation or other proceeding pending or threatened against LFB SA which could have a material adverse affect upon LFB SA’s ability to perform its obligations hereunder; and

d) LFB SA hereby acknowledges and represents that it expects to derive significant commercial benefits from the transactions evidenced by the Agreements and is making this Agreement in order to induce GTC to enter into the Agreements so as to allow LFB SA to obtain such anticipated benefits.

9.	Miscellaneous

This Agreement, all acts and transactions hereunder, and the rights and obligations arising hereunder shall be governed by and construed and interpreted according to the laws of the State of New York, United States of America, without regard to any conflicts of law principles that would provide for the application of the laws of another jurisdiction, and shall be binding upon the successors of LFB SA and shall inure to the benefit of GTC and its successors and assigns. If GTC commences any action, proceeding or arbitration against LFB Biotech it will also seek concurrently to make LFB SA a party thereto. Provided that LFB SA is made a party to any action, proceeding or arbitration brought by GTC against LFB Biotech under any of the Agreements, LFB SA agrees not to object, and to cause no objection to be made by or on behalf of it or LFB Biotech, to LFB SA becoming a party to any such action, proceeding or arbitration. If GTC commences any action, proceeding or arbitration against LFB SA, GTC will not object if LFB SA seeks to make LFB Biotech a party thereto and, if the action, proceeding or arbitration involves a dispute under the Development Agreement, GTC will agree, upon LFB Biotech’s request, if LFB Biotech seeks to join LFB SA as a party to any arbitration under the terms of the Development Agreement so that any claim against LFB SA hereunder on account of the Development Agreement shall be determined pursuant to arbitration under the Development Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements or understandings with respect to such subject matter. LFB SA shall not be entitled to assign this Agreement, or any of its rights or obligations hereunder, to any other party without the express written consent of GTC, which may be given or withheld in the sole discretion of GTC. No waiver, modification, or amendment of this Agreement, or any right or obligation hereunder, shall be effective unless and to the extent set forth in a written agreement executed by the Person against which such waiver, modification or amendment is sought to be enforced. No alteration, waiver or amendment will be implied by reason of any prior alteration, amendment or waiver.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement under seal as of the date first set forth above.

LABORATOIRE FRANCAIS DU FRACTIONNEMENT ET DES BIOTECHNOLOGIES S.A.

By:	/s/ Christian Bechon
Christian Bechon
President Directeur General

Agreed:
GTC BIOTHERAPEUTICS, INC.

By:	/s/ Geoffrey F. Cox
Geoffrey F. Cox
Chairman, Chief Executive Officer and President